Exhibit 4.29

Share Transfer Agreement

The Share Transfer Agreement (hereinafter referred to as “the Agreement”) was signed by the following parties in Liandu District, Lishui City, Zhejiang Province on September 27, 2021:

(1) Transferor 1 (" Party A" ): Zhejiang Farmmi Agricultural Science and Technology Group Co., Ltd

Address: Room 1804-2, Dikai Ginza, Jianggan District, Hangzhou City, Zhejiang Province

(2)Transferor 2 (“ Party B” ): Hangzhou Dawo Software Co., Ltd

Address: Room 318, 3rd Floor, 277, Internet of Things Street, Xixing Street, Binjiang District, Hangzhou City, Zhejiang Province

In the Agreement, Transferor 1, Transferor 2 are individually and collectively referred to as "each transferor" or the "transferors"

(3) Transferee ("Party C"): Lishui Zhongjun Technology Co., Ltd

Address: Room 283, Wanqiao International Headquarters, No.25, Zhangcun Road, Nanming Street, Liandu District, Lishui City, Zhejiang Province

In the Agreement, the above parties are collectively called "Parties" or individually as the "Party"

Where as:

1, Zhejiang Forest Food Co., Ltd. (hereinafter referred to as the “target company”) is a registered and legally existing in Lishui City with the registered address: Building 5, No. 888, Tianning Street, Liandu District, Lishui City, Zhejiang Province. Its legal representative is Dehong Zhang, its registered capital is RMB18,304,200.

The registered shareholders of the Target Company are Zhejiang Farmmi Agricultural Science and Technology Group Co., Ltd. and Hangzhou Dawo Software Co., Ltd., legally holding 96.1528% and 3.8472% of the shares respectively.

Therefore, the transferors and the transferee have reached the following agreement.

Article 1: Sale and Purchase

1. 1 According to the terms of this agreement and subject to the conditions of this agreement, the transferors agree to transfer to the Transferee, and the transferee agrees to purchase 96.1528% equity of the Target Company legally held by Transferor 1, agrees to purchase 3.8472% equity of the Target Company legally held by Transferor 2.

1.2 The two Parties agree that the subject of the transfer under this agreement does not include the intangible assets owned by the target company (including trademark ownership, patents, etc.). The intangible assets of the target company will be transferred to the company designated by the transferor within three months after the signing of this agreement. The transferees shall not interfere.

1.3 Upon the completion of the equity transfer under the Agreement, the transferors shall no longer hold the shares of the Target Company. The equity structure of the target company is as follows:

Shareholder: Lishui Zhongjun Technology Co., Ltd., shareholding ratio:100%.

1.4 The equity held by the transferor does not contain any lien, pledge, other security rights, options, claims or other rights of third parties of any nature (collectively, "Encumbrances").

Article 2. Price and Payment

j2.1 The transfer price is based on the amount of net assets of the target company as of August 31, 2021, total RMB18,200,000_(Hereinafter referred to as "Transfer price").

2.2  The parties agree that the transfer price shall be paid to each transferor in one lump sum according to the proportion of the target company's shares held by the transferor within 5 working days after the signing of this agreement.

2.3 All taxes and fees related to the signing and performance of this agreement, including but not limited to fees charged by the industry and commerce administrative department, personal income tax, etc., shall be borne by the transferee.

Article 3 Representations and warranties of the transferor

Each transferor hereby makes the following representations and warranties to the transferee separately and jointly with respect to the company and other parties up to the date of registration, and confirms that such representations and warranties are true, accurate, free from omission and non-misleading.

3.1 Each transferor has complete and independent legal status and legal capacity to sign, deliver and perform this Agreement and all other documents related to the transaction described in this Agreement, and each transferor can independently act as a party to the litigation.

3.2 Each transferor has the full right and authority to sign and deliver this Agreement and all other documents to be executed in connection with the transactions described in this Agreement, including but not limited to a written statement that each transferor waives the right of first refusal to the transferred equity,  And the company’s shareholders’ meeting to agree to the equity transfer under this agreement and the resolutions of the shareholders’ meeting; each transferor has the full right and authorization to complete the transactions described in this Agreement.

3.3 Each transferor has obtained any required governmental approvals and licenses for the execution, delivery and performance of this Agreement. Each transferor confirms that, to the best of their knowledge, there is no reason for any administrative department to disapprove the equity transfer.

3.4 This Agreement is legally and duly executed and delivered by each transferor. This Agreement and all related documents to be executed by each transferor in connection with the transactions described herein constitute legal and binding obligations to each transferor.

3.5 Each transferor is the owner of the transferred equity. Each transferor has the right to transfer all of the transferred equity to the transferee in accordance with this agreement, and such equity transfer does not require the consent of any third party.

3.6 Except for this Agreement, there is no agreement, option or other arrangement for the transfer of any transferred equity or any rights and interests regarding the transferred equity.

3.7 The target company is a limited liability company legally established and validly existing in accordance with Chinese laws. It has the right, power and authorization to hold, lease and operate its property and engage in the business it is currently engaged in and planned to engage in on the date of signing this agreement.

3.8 The target company conducts business in accordance with the applicable Chinese laws, government orders, and telecom operator policies, and the company has not violated or violated any such Chinese laws, government orders, and telecom operator policies. The company always operates its business in accordance with the business scope specified in the company's articles of association and business license in all aspects.

Article 4 Representations and Warranties of the transferee

The transferee hereby makes the following representations and warranties to the transferor and confirms that these statements and warranties are true, accurate, free of omissions and not misleading.

4. 1 The transferee has complete and independent legal status and legal capacity to sign, deliver and perform this agreement, and can independently act as a party to the litigation. The transferee’s signing this agreement and fulfilling its obligations under this agreement will not violate any relevant laws, regulations and government orders, nor will not conflict with contracts or agreements to which it is a party or is binding on its assets.

4.2 The transferee has the full right and authorization to sign and deliver this agreement and all other documents related to the transaction described in this agreement, and to pay the agreed payment of this Agreement, including but not limited to having passed its internal decision procedures and approval procedures of the competent authority (if any); the transferee has the full right and authorization to complete the transactions described in this agreement.

4.3 This Agreement is legally and appropriately signed and delivered by the transferee. This Agreement and all relevant documents related to the transactions described in this agreement that will be signed by the transferee constitute a legal and binding obligation to the transferee.

4.4 The transferee warrants that the source of the transfer price paid to each transferor in accordance with this agreement is legal and that it has sufficient ability to pay the transfer price to each transferor in accordance with the terms and conditions of this agreement.

Article 5 Pre-registration arrangement

As a shareholder of the company before the registration date, each transferor shall not do or allow the company to do any behavior that may adversely affect the transfer of equity and/or the company during the period from the date of signing of this agreement to the date of registration.

Article 6 Prerequisites

Each transferor shall make effective shareholders resolutions in accordance with the legal provisions and the company’s then-effective articles of association, in which each transferor unanimously agrees to the equity transfer under this agreement, and each transferor expressly waives their respective rights to any part of the transferred equity in writing and the right of first refusal.

Article 7 The Delivery Arrangement

7. 1 The parties agree that the delivery date of this equity transfer is September 30, 2021, and the transferee will become a shareholder of the target company from the date of delivery. It will have the rights to receive the company’s profits and bear the losses in accordance with the transferee’s equity contribution ratio and the provisions of the articles of association.

7.2 Within 15 working days after the signing of this agreement, the transferor and the target company shall cooperate with the transferee to change the registration of the transfer equity to the transferee and/or the designed party of the transferee.

7.3 At the same time as the industrial and commercial equity change registration, the transferee has the right to change the executive director, general manager, supervisor and legal representative according to the development of the company.

Article 8 Liability for breach of contract

8. 1 This agreement is binding and enforceable to all parties. If any party fails to fully perform its obligations under this agreement or the representations, warranties and promises made by any party under this agreement are untrue or have material omission or misleading, the party shall be deemed to be in default.

8. 2 If one party breaches the contract, the observant party has the right to take one or more of the following remedies to protect its rights;

(1) Suspend the performance of its obligations under this agreement temporarily, and resume performance after the relevant breach of contract is eliminated. The non-performance or delay of performance by the observant party in accordance with the provisions of this paragraph does not constitute its non-performance or delay in performance;

(2) If the breach of contract by the breaching party causes the transaction under this agreement to be unable to proceed, the observant party shall have the right to issue a written notice to the party to terminate this agreement, and the cancellation notice shall take effect on the date of issuance;

(3) Request the breaching party to actually perform;

(4) If the breaching party fails to remedy the breach within fifteen (15) working days from the occurrence of the breach or other remedial period required by the non-observing party, or if the remedial measures are ineffective, the observant party has the right to suspend or terminate this agreement;

(5) If the transferor has reason to believe that the transferee may lose or is about to lose its ability to perform the contract, it has the right to request the transferee to provide corresponding guarantees. If the transferee fails to provide the corresponding guarantee within 7 days after the transferor makes this request, the transferor has the right to terminate this contract.

(6) The observant party has the right to demand compensation from the breaching party for the direct economic losses suffered by the breach of contract.

Article 9 Entry into force and termination

This agreement will come into effect on the day when all parties or their authorized representatives formally sign and seal.

Article 10 Dispute resolution

Any dispute arising from or related to this agreement shall be resolved by the parties through friendly negotiation. If the negotiation fails, party B shall have the right to bring a lawsuit to the appropriate court where the contract was signed.

Article 11 Miscellaneous

11.1 Confidentiality

Unless required by law or a court of competent jurisdiction or agreed by the parties to this agreement, either party to this agreement shall not disclose any content of this Agreement, information related to this agreement, and information obtained from other parties to any third party other than the parties to this agreement. Any documents, materials, information, and any company documents, materials, information, technical secrets or trade secrets; however, disclosure by the parties to this Agreement within the following scope does not violate the confidentiality obligations under this agreement:

(1) Disclosure agreed by all parties to this Agreement;

(2) Disclosure to their respective lawyers and accountants to the extent necessary;

(3) Disclosure for the purpose of the equity transfer under this Agreement to the extent necessary and with the consent of the relevant parties;

(4) The disclosure of the above-mentioned permission shall not exceed the necessary limit, and the disclosing party must take measures to urge the third party receiving the above-mentioned documents, materials and information to comply with the provisions of this article;

(5) The disclosure of information by any party to this agreement in accordance with this article shall not harm the interests of the other parties.

The confidentiality obligations under this Article 11.1 shall remain binding on the parties to this Agreement after this Agreement is terminated.

11.2 Force Majeure

11.2.1 “Force Majeure” refers to any event beyond the control and unforeseeable of the parties, unavoidable if foreseeable and insurmountable in its outcome, and which hinders the performance of this Agreement by a party, including but not limited to earthquakes, typhoons, floods, fires, Wars, Storms, and Changes in Law and Policy.

11.2.2 If a party is unable to perform its obligations due to a force majeure event, that party shall be exempted from performing its obligations to the extent affected by the force majeure event. The party encountering the force majeure event shall immediately notify the other parties and shall make all reasonable efforts to mitigate the impact of the force majeure event.

11. 3 Amendments

The parties may revise, alter or supplement this Agreement in a written document signed by the parties.

11. 4 Copies

The original of this agreement shall be in four copies, each party holds one copy, and the target company has two copies. For the purpose of registration of equity transfer under this Agreement or in accordance with the agreement of the parties, the number of originals signed may be increased accordingly. Each text is regarded as the original, and each text has the same legal effect.

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Transferor 1: Zhejiang Farmmi Agricultural Science and Technology Group Co., Ltd

Legal representative (or authorized representative):

Date:

Transferor 2: Hangzhou Dawo Software Co., Ltd

Legal representative (or authorized representative):

Date:

Transferee: Lishui Zhongjun Technology Co., Ltd

Legal Representative (or authorized representative)

Date: